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PRESS RELEASE
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For more information:       Paul Heagen
                            Director, Corporate Communications
                            Office:   (502) 627-2877
                            Home:     (502) 425-4002



For Immediate Release            July 19, 1995




            Public Service Commission Orders LG&E To Issue
                     Refunds to Electric Customers
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    Louisville -- Today the Public Service Commission of Kentucky (PSC)
ordered Louisville Gas and Electric Company (LG&E) to issue its electric customers a refund -- $24 million, plus interest, for a total of $33.8 million -- arising from the construction of LG&E's Trimble County electric generating station. The PSC previously determined that LG&E ratepayers are responsible for only 75 percent of the plant's construction and operating costs.

    "We are disappointed in the Commission's decision in this proceeding," said John R. McCall, LG&E Energy Corp.'s Executive Vice President, General Counsel and Corporate Secretary. "The reasoning of the Commission is contrary to all legal precedent and ignores the merits and equities of this case. We have always sought, and will continue seeking, a fair resolution that balances the interests of our customers and shareholders. We intend to vigorously contest the Commission's decision."

    Today's PSC order requires LG&E to submit, within the next 30 days, a proposed refund methodology for PSC approval.

    Under a 1989 agreement with the PSC, LG&E issued $11.1 million in refunds to its electric customers, in accordance with a previous PSC decision that only 75 percent of the Trimble plant's capacity belonged to LG&E and its shareholders.

    In November 1989, a group of intervenors, led by the Kentucky Attorney General and the Jefferson County Attorney, appealed that agreement to the Franklin (KY) Circuit Court. The Franklin Circuit Court ordered LG&E to issue $150 million in refunds. The Kentucky Court of Appeals overturned that decision; their ruling was upheld by the Kentucky Supreme Court in April 1993.

    LG&E, the regulated utility subsidiary of LG&E Energy Corp. provides natural gas service to 266,000 customers in Louisville and seven other Kentucky counties and electric service to 342,000 customers in Louisville and eight other Kentucky counties. LG&E provides the lowest combined gas and electric bills, compared with utilities in 18 major cities in the region, to its residential customers.